  EXHIBIT 99.1

            Vitria Announces Stock Option Exchange Program for Employees

            SUNNYVALE, Calif.--(BUSINESS WIRE)--Feb. 28, 2001--Vitria Technology, Inc. (Nasdaq: VITR - news), a leading ebusiness platform provider, today announced that its Board of Directors has approved a voluntary stock option exchange program for its employees.

            Under the program, Vitria employees will be given the opportunity, if they so choose, to cancel outstanding stock options granted to them on or after September 17, 1999 in exchange for a new option grant for an equal number of shares to be granted at a future date. The new options would be issued no earlier than six months and one day after the cancellation date. The exercise price of the new options would be based on the trading price of the Vitria common stock at the time of the new option grants.

           "Employee retention and motivation is a cornerstone of Vitria's success. We will build long-term value for all stockholders through rewarding our employees' talents and hard work,'' said JoMei Chang, president and CEO, Vitria. "I believe this program is an important indication of our commitment to Vitria's success.''

            The exchange program is being organized to comply with FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation. '' Accordingly, Vitria anticipates that there will be no variable compensation charges to the company as a result of this stock option exchange program. Members of the Company's Board of Directors, executive staff and vice presidents will not be eligible to participate in this program.

            About Vitria

            Vitria Technology, Inc. is a leading ebusiness platform provider. Vitria's ebusiness platform, BusinessWare, integrates applications and automates mission-critical business processes within and across the extended enterprise, reducing time to market, shortening lead times, lowering operating costs, and increasing customer satisfaction.

            Vitria is a publicly traded company (Nasdaq: VITR - news) based in Sunnyvale, California. For more information, call 408/212-2700, visit the company's Web site at www.vitria.com, or send email to info@vitria.com.

            This press release includes forward-looking statements, including statements relating to retention of employees, accounting treatment of the stock exchange program and long-term value, that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to, changes in accounting requirements, risks related to market acceptance of Vitria's products, deployment delays or errors associated with these products, reliance on a limited number of customers for a majority of revenue, need to maintain and enhance certain business relationships with system integrators and other parties, ability to manage growth, activities by Vitria and others regarding protection of proprietary information, release of competitive products and other actions by competitors and economic downturns in either domestic or foreign markets. These and other risks related to Vitria are detailed in Vitria's

  Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 9, 2000, as amended, and in Vitria's quarterly reports on Form 10-Q as filed with the SEC. Vitria does not undertake an obligation to update forward-looking statements.

            BusinessWare® is a registered trademark of Vitria Technology, Inc. All other names may be trademarks of the companies with which they are associated.

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            Contact:
                  Vitria Technology
                  Paul Auvil, 408/212-2700
                  investor.relations@vitria.com